Exhibit 19.1

Disclosure Policy; Disclosure of Material Information; Insider Trading; Securities Fraud; Anti-Hedging and Anti- Pledging and Regulation Fair Disclosure Policy

OWNED BY: Legal	PUBLISHED: 07/11/2013	REVISED: 2/16/2023
Nature of revision: legal review to update policy
Purpose/Objective
The purpose of this policy is to create a policy for protecting confidential company information, to maintain a fair market for company securities, and to ensure that “material” information is appropriately disclosed to the public.

Scope
This policy applies to all employees and covered parties as defined in the Introduction to All Policies Statement.

Policy
As a publicly-traded company, The Andersons, Inc., is required to be selective about the timing, content, and consistency of reporting "material" information such as financial performance and future plans. The public expects and demands to receive both financial and nonfinancial information on the Company's progress at the same time as all other investors. No one should have an information advantage when it comes to buying or selling shares in any publicly-traded company, including The Andersons, Inc.
Disclosure of Material Information
Material Information
Material information is defined as anything that a reasonably prudent investor may wish to know before making decisions to buy, sell or hold a security such as company stock. “Material" is usually taken to include the following types of information:
•quarterly or annual earnings or operational results or projections;
•profits by product, business division or subsidiary;
•merger, acquisition, joint ventures or launch of new product or business;
•gain or loss of a substantial customer;
•major change in senior management;
•major litigation results or threats; and/or
•stock-oriented activities such as splits, dividend payments and buy backs.

Misleading Information
Information is considered misleading if it is materially incorrect, incomplete or if it cannot be properly understood without other information. The dissemination of misleading information on a material topic may induce investors to make inappropriate trading decisions regarding their securities. It can affect the Company’s stock prices and may be a violation of federal and state securities laws or give rise to civil claims by individual stockholders.
Public vs Inside Information
Information that has been released to a wire service (e.g. PR Newswire) is considered to be "public" once the wire service has distributed it electronically or newspapers have printed it.
Information is considered “inside”, or nonpublic, unless it has been disclosed in a manner and time that assures it is widely available to the general public.

At any given moment, the Company will possess both public and inside information. Indeed, the Company's non-public trade secrets, proprietary information, and intellectual property are among its most valuable assets. Each employee must maintain the confidentiality of this information. Such information should not be shared or discussed with other employees who do not have a need to know or with investors, competitors, customers, family, friends, or other casual acquaintances, except as may be required in the ordinary course of the employee's duties on behalf of The Andersons, Inc.
Insider Trading
People who possess inside information are considered “insiders” under federal and state securities laws. Using inside information for personal benefit is against the law. It is illegal for any Officer, Director or employee to trade in the Company's securities or to "tip" the information to other persons who trade in the Company’s securities if the Officer, Director or employee possesses material, nonpublic information about the Company. It is also illegal for an Officer, Director or employee to recommend the purchase or sale of the Company's securities to others, even without disclosing the specific insider information while in possession of material, nonpublic information. Officers, Directors and employees should reference this policy, and discuss with the Chief Financial Officer (CFO) or Executive Vice President, General Counsel (General Counsel) any concerns they have about the information they possess, before any proposed transaction in the Company’s securities. The Company’s securities for purposes of this policy include common shares and any other equity or debt securities that may be issued by the Company from time to time, as well as derivative securities or instruments that are based on or otherwise related to the Company’s securities. Trading is defined broadly, and includes not only purchase or sale of Company stock, but also the exercise of stock options or trading in Company stock in your Andersons 401k Restricted Stock Investment Plan.

Family members and anyone else who resides with any Officer, Director and employee, as well as family members who do not reside with any of the foregoing but whose transactions in securities are directed by, or are subject to the influence or control of, the foregoing (such as parents or children who consult with an insider before they trade in securities) are subject to this policy to the same extent as the Officer, Director or employee. In addition, any corporation, limited liability company, partnership or entity in which an insider or family member controls or influences securities transactions, any trust or other estate in which any insider or family member has a substantial beneficial interest or as to which he, she or it serves as trustee or in a similar fiduciary capacity are also subject this policy to the same extent as the Officer, Director or employee.
Company Officers and Directors are presumed to possess inside information, and for that reason are limited in their ability to trade the Company’s securities except for certain trading windows of time, which generally begin one full trading day following the Company’s quarterly earnings releases and continue for a scheduled time period. The Company may also designate additional personnel who are also limited to trading during these open windows based on the nature of their responsibilities or access to material information (“Restricted Persons”). Any such designated person will be so notified by the

Company in writing. Officers, Directors and other designated persons will be notified in writing when the normal trading window opens and closes, and should not assume the window will always open and close at the times specified above. From time to time, Officers, Directors and other designated persons, and other employees who happen to be working on matters of material importance to the Company or otherwise may possess material, nonpublic information, may be notified by the Chief Executive Officer (CEO), CFO or General Counsel that no trading by such persons (even during a normal trading window) may be conducted until further notice. Any person who receives such a notification may not be advised of the reason for such a restriction, and such persons should not disclose the restriction to any other person. Restricted Persons may not trade in a closed period; however, purchases of Company stock in the 401(k) plan may continue as elected by the employee during the normal election process.
Officers and Directors are required to pre-clear transactions in Company securities. In order to do so, such person must notify the CFO and the General Counsel by email, cc: boardsupport@andersonsinc.com, at least three business days prior to the proposed transaction and provide information about the proposed transaction. If the CFO or General Counsel approves the transaction, the person will be notified by return email and then will have five business days to complete the transaction (assuming that the person does not subsequently obtain material, nonpublic information prior to the transaction). If the transaction is not completed within five business days (or such other time period specified in the approval), or the proposed terms of the transaction change, a new request and pre- clearance is required. This pre-clearance requirement applies to all proposed transactions in the Company’s securities regardless of whether the normal trading window is open, including option exercises and gifts (provided that transactions pursuant to a Rule 10b5-1 Plan that has been approved as described in the following paragraph do not require additional pre-clearance).

Rule 10b5-1 provides an affirmative defense to insider trading for purchases or sales that occur pursuant to a contract, instruction or plan (collectively, a “Rule 10b5-1 Plan”) whereby the insider does not exercise subsequent influence over how, when or whether to effect transactions and the Plan otherwise complies with all requirements of the rule.

Rule 10b5-1 Plans may only be created at a time that there is an open trading window and the participant enters into the Plan in good faith while they are not aware of any material, nonpublic information. Once a Rule 10b5-1 Plan is created, the future purchases or sales of securities can then take place as instructed by the Plan, even if they occur at a time when the participant does have material, nonpublic information (including outside of an open trading window). Prior to entering into a Rule 10b5-1 Plan, the participant must provide a copy of the proposed Rule 10b5-1 Plan to the CFO and the General Counsel by email, cc: boardsupport@andersonsinc.com, for approval at least three business days prior to the intended date of entry into the plan. If approved, the participant will be notified in writing and must enter into the plan within five business days (or such other time period specified in the approval). The Company reserves the right to disapprove any proposed Rule 10b5-1 Plan for any reason. Officers and Directors should note that the Company will be obligated to disclose the existence and terms (other than price terms) of Rule 10b5-1 Plans and whether any transactions reported pursuant to Section 16 on Form 4 or 5 were made pursuant to such a Plan, and all participants acknowledge that the Company has the right to disclose the existence of the Rule 10b5-1 Plan publicly. Rule 10b5-1 Plans (or any similar proposed trading arrangement or plan that provides for purchases or sales at a later date) must comply with all requirements under Rule 10b5-1 (including, without limitation, with respect to cooling-off periods after adoption and number of plans) and may not be used to engage in any corresponding or hedging transactions.

In addition, if a Director, Officer or employee learns any non-public, material information about another public company through his/her position as an The Andersons, Inc. employee, such person may not trade, or “tip” others that trade, in that other company’s stock.

Regulation Fair Disclosure (FD)
Beyond the issue of what to disclose, is the manner in which disclosure is made. Regulation Fair Disclosure (FD) is concerned with the timing and manner of disclosure to prevent material information from being selectively disclosed thereby giving certain recipients unfair market advantage. As such, all disclosures must be in adherence to Regulation FD.

When Regulation FD is triggered by inappropriate disclosure to the media, analysts, rating agencies and others, the Company may also face the immediate requirement to publicly disclose information not yet appropriate for release.
Authorized Spokespersons
Those authorized by this policy to communicate with analysts, securities market professionals, institutional investors, major shareholders and media regarding financial-related matters are the CEO, CFO and Vice President, Corporate Controller and Investor Relations. On select matters, other company representatives, such as the General Counsel, may be designated to speak on behalf of the Company or to respond to specific inquiries from the investment community or the media. In such instances, an authorized spokesperson must also be present during the conversation unless otherwise directed by an authorized spokesperson.
If any person makes an unauthorized disclosure of material, non-public information, he or she should immediately contact the CEO, CFO, General Counsel, or Vice President, Corporate Controller and Investor Relations to take appropriate actions, including convening the Disclosure Committee and filing appropriate SEC documents.

Disclosure Committee
The primary function of the Disclosure Committee is to help ensure that all disclosures made by the Company to its owners through documents filed with the Securities and Exchange Commission are accurate, complete and appropriate for disclosure, and fairly present the Company’s financial condition and results of operations in all material respects. The Committee is also responsible for reviewing other external communications such as press releases, investor data and conference call scripts. The Committee consists of the following members:
•Chief Operating Officer
•Chief Financial Officer
•Vice President, Corporate Controller and Investor Relations
•Vice President, Strategy, Planning and Development
•General Counsel and Corporate Secretary
•Assistant Corporate Controller
•Business Group Controller
•Group President
•Other persons as invited from time to time

The Chief Executive Officer is an ex officio members of the Disclosure Committee.

Public Disclosure
Disclosure of material, non-public information will be coordinated through the Vice President, Corporate Controller and Investor Relations and the Corporate Communications functions and reviewed by the Disclosure Committee before it is released. Disclosures will be made through at least one of the following methods:
•distributing a news release via a major newswire service;
•filing or providing the SEC with a Form 8-K or 10-Q;
•hosting a conference call or webcast that is available to the public;
•posting on theandersonsinc.com website; and/or
•distributing/filing the annual report and 10-K.

Earnings Guidance
The Company does not currently provide earnings guidance regarding future operating results. However, this policy may change at any time at the Company’s discretion.
Presentations and Meetings
The Company makes it a practice to attend and make presentations at conferences and other investor- related events hosted by security firms and investor organizations. Additionally, Company representatives often attend and present at industry seminars, trade shows and conferences. It is not expected that any material non-public information would be disclosed at these events. If any inadvertent disclosures of material, non-public information occur, appropriate public disclosures will be made immediately.
If anyone has a reason to believe that material, non-public information has been disclosed at such an event, please advise the CEO, CFO, General Counsel and/or the Vice President, Corporate Controller and Investor Relations immediately. The Company can sometimes mitigate the potential penalties by swift corrective action.

Quiet Period
The Company observes a quiet period for the thirty (30) day period prior to each financial quarter’s close through the date of the earnings release or other filing during which time authorized spokespeople will not meet with members of the investment community to discuss current or forward looking company financial and /or operational results. In some circumstances, they may speak with members of the investment community solely to discuss financial and operating information that has been previously publicly disclosed or participate in formal investor roadshows. The Disclosure Committee may authorize other types of information released under specific SEC guidelines. Different quiet periods apply in connection with issuances of Company securities, although that is an infrequent company event. The quiet period does not preclude responding to inquiries concerning publicly available or non-material information.
Market or Media Rumors and Stories
Market or media rumors on a great variety of topics, including catastrophes, major litigation, significant weather and crop issues, and events involving key individuals, can be considered material to the Company. For that reason, public comment on such events can trigger Regulation FD scrutiny and therefore all media inquiries on such matters must be directed to the Manager, Communications.

All requests for financial information concerning The Andersons, Inc., by securities dealers, analysts, the media, and others should be referred to the Company's CFO or his/her design. Any employee who is contacted by such an individual should decline to answer questions or furnish information other than published public information.

Anti-Hedging and Anti-Pledging Policy
The Company prohibits the hedging or pledging by an Officer or Director of his/her interest in The Andersons, Inc. stock. “Hedging” of an interest in stock means the buying or selling of derivatives or other financial instruments, most commonly (but not exclusively) futures, put options and call options on ANDE stock, in order to monetize the stock, or mitigate the risk of stock ownership. “Pledging” of an interest in stock means granting the stock as collateral to a creditor as security for a loan or other obligation (including by holding the stock in a margin account). The Company also prohibits any short sales of Company stock by an Officer or Director.

Hedging activities can weaken the financial interest between the Officer or Director and the stock in a way that is not transparent to the Company’s shareholders. Moreover, the practice can even lead to situations where it can be in the Officer or Director’s financial interest for the share price to decline. Pledging also weakens the Officer or Director’s interest in the stock in a non-transparent manner. It can also lead to stock transfers outside of trading windows, and below required share ownership levels.
Summary
1.Confidential information about the Company and its business plans are the property of the Company and may not be revealed without proper authorization. Violation of this policy can deprive the Company of a valuable asset and can be grounds for discipline (including dismissal), as well as civil and criminal prosecution.

2.The release of misleading information about the Company can give rise to charges of securities fraud, with the possibility of civil and criminal liability.
3.Personally acting (directly, or with affiliates) on material non-public information can lead to allegations of insider trading, with the possibility of civil and criminal liability.

4.Preferential or incomplete disclosure of information can create violations under Regulation FD, with the possibility of civil and criminal liability, as well as the loss to the company of confidential information.
5.Contact a Disclosure Committee Member if there are any questions regarding this policy or concerns that a violation thereof may have occurred.
Communication
1.The Company will communicate this policy to all employees and will post this policy and updates to this policy in the policies section of the human resources management system.
2.Ongoing, appropriate training will be provided to each authorized spokesperson on compliance with this policy.
3.Appropriate training will be provided to all employees in the most expedient manner available. Such training will be updated periodically as necessary.
Certification
All Officers, Directors and employees of The Andersons, Inc. and its subsidiaries are required to certify on an annual basis that they have read and agree to abide by this policy.

Exceptions
There are no exceptions to this policy unless otherwise required by applicable federal or state law.